Exhibit 99.1

Action Products International Names New President

Turnaround Specialist to Head Operations as Company Enters 30th Year

ORLANDO, FL—(MARKET WIRE)—Feb 12, 2007 — Action Products International Inc. (NasdaqCM: APII - News), a leading designer and manufacturer of educational and positive, non-violent branded consumer products, is pleased to announce the appointment of Richard “Rick” Malagodi, president and chief operating officer.

“I am committed to lead Action Products’ business to profitability, and growth,” said Malagodi. “Action Products has great brands and we are building an exceptional team. We have a plan to strengthen our core brands, improve product offerings, diversify our distribution within specialty retail categories, escalate retailer and consumer awareness of our brands, and grow distribution internationally. In addition, we will also consider growth through synergistic acquisitions.”

Malagodi is formally co-managing partner at Opus Venture Group, LLC, 2003 to 2006; president and chief executive officer of Kid Galaxy, Inc., 1999 to 2003; and co-founder and chief executive officer of International Golf Footwear, Ltd. from 1988 to 1999. He is a graduate of Northeastern University.

“Rick Malagodi is an experienced turnaround executive,” said the company’s chairman Ronald S. Kaplan. “His experience and accomplishments span four successful consumer product companies where he served in top management capacities. Those companies all had a diverse specialty-retail base in several distribution channels including leisure products and toys. Rick has been working on our company’s turnaround strategy for several months, and we are pleased to officially welcome him as president. I have the utmost confidence in Rick and his ability to develop a strong and successful team to return our toy and craft business to a record of internal growth and profitability, and to enhance value for Action’s consumers, retail partners, and shareholders.”

The Company previously told shareholders it expected 2006 revenue to be down in the second-half of the year at approximately the same comparison rate as was reported in the first two quarters. The Company’s current 2006 year-end revenue estimate is $7.5M, in line with the earlier statements.

About Action Products International Inc.

Action Products International Inc. (APII), based in Orlando, Fla., is a consumer products manufacturer, emphasizing branded educational and non-violent leisure products. Action Products consumer brands span activities, arts, crafts, juvenile products and toy categories. Its products are marketed and sold to retailers and consumers.

Visit the Company’s Web sites at www.apii.com and www.curiositykits.com.

Forward-Looking Statements: Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Contact:

Contact:

Wendy Jo Moyer

Action Products International, Inc.

(407) 660-7221

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